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                                                                   EXHIBIT 10-C

                                 ADVANTA CORP.
                       ADVANTA MANAGEMENT INCENTIVE PLAN

A. Plan Objectives

   The objectives of the Plan are to:

   -    Reward outstanding performance.

   - Link the business planning process, including attainment of key Corporate and SBU priorities with the compensation system.

   - Provide competitive incentive compensation opportunities to recruit and retain key employees.

   - Control fixed compensation expense by introducing a variable pay element funded by meeting key financial and individual performance objectives.

B. Eligibility

   - To be approved by the Compensation Committee of the Board of Directors, based on recommendations of the Chairman and President. Generally, the Plan shall be limited to senior level exempt employees in a position to substantially contribute to attainment of annual goals, and with a base salary of at least $60,000. However, exceptions to this may be recommended by the Chairman and President. Participants in this Plan shall not participate in any other annual incentive program other than the Advanta Management Incentive Plan With Stock Election II, III or IV ("AMIPWISE").

   -    Generally, there are four classes of participation:

         Class                                 Participants
         -----                                 ------------
           A              Chairman/CEO and President/Chief Operating Officer

           B              SBU Heads of Credit Cards, Second Mortgages and Leasing,
                          as well as the Executive Vice President/Chief Financial Officer and the Senior Vice President, Administration

           C              Corporate Vice Presidents (VPs of HR, CIS,
                          Legal, Accounting and Treasury) and senior level staff with salaries equal to or greater than $75,000

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
           D              All other participants with salaries from $60,000

C. Size of Incentive Awards and Plan Cost

    - Each class has a Guideline Incentive Opportunity expressed as a percentage of base salary. Salary is defined as the base salary in effect on January 1 of the plan year. If an individual becomes a participant after January 1, base salary shall be the salary in effect on the first day of participation.

    - Attainment of targeted performance goals will produce an award equal to the Guideline Award.

    - Performance above or below goals will produce a correspondingly greater or smaller award. The Maximum Award will be paid when both the Company or the SBU, as applicable, exceeds its earnings goal and individual performance exceeds the performance goal. Combinations of these elements will produce different awards.

    -     The maximum award is 200% of the Guideline Award.

    - Guideline and Maximum awards are shown below for each level of performance.

               Participant                       Normal Guideline                            Maximum
                  Class                                Award*                                 Award*
                  -----                                ------                                 ------
                    A                                    75%                                    150%
                    B                                    50%                                    100%
                    C**                               20-35%                                     40%
                    D**                               10-15%                                  20-30%

               * Expressed as a percentage of base salary. Intermediate performance awards determined by interpolation.

               ** Awards determined by financial performance and MBO
                  achievement.

D. Award Generating Approach

    - Awards will be based on the degree to which the Company's annual Corporate and SBU profit goals are achieved, and on individual performance for participants in Class C and Class D. Profits will be measured by Pretax Operating Profit contributions at the SBU and Corporate levels. Individual performance will be reviewed against MBO achievement.

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E. Minimum Performance Levels

    - No incentive payment shall be made if the Company/SBU does not achieve its Threshold Profit Performance Goal. The threshold performance level shall be 75% of Profit Performance Goal.

    - Profit goals for Corporate and SBU units shall be identified and calibrated with the award schedule. Annual profit goals shall be approved by the Compensation Committee.

    - The threshold insures interest in the Plan at a low but acceptable level of performance. Performance goal at maximum is established to provide for increasingly larger awards at performance levels significantly above target. Awards are calibrated to match the appropriate level of performance. Class A participants and Class B and C (non-SBU) participants will only receive bonuses if threshold Corporate earnings are achieved. Class B SBU heads and Class C SBU participants will only receive bonuses if threshold SBU earnings are achieved.

F. Plan Administration

     - The Plan is administered by the Compensation Committee of the Board of Directors. The President shall provide recommendations to the Committee. These recommendations shall include:

         -     annual profit targets,

         -     participation recommendations,

         - profit performance and quality evaluation at the close of the fiscal year,

         -     award recommendations at the close of the year, and

         - acting on other matters which may affect administration of the Plan.

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    -    The Chairman and President may recommend exceptions to policy described herein for eligibility and award size. However, exceptions shall not be approved that would materially impact the cost and intent of the Plan.

    - Total awards cannot exceed Plan maximums, and all awards are subject to Compensation Committee review and approval.

G. Form and Timing of Payments

    - Incentive awards will be paid at such time as the Compensation Committee and the Board of Directors determine with respect to any Plan year. Awards will be paid in cash, except to the extent that a participant in the Plan has made an election under AMIPWISE (or has been required thereunder) to have an award paid in shares of the Company's Common Stock.

H. Partial Participation

    - In the event a participant is hired or promoted to an eligible position after the beginning of the Plan year, his or her award shall be prorated for actual participation during the Plan year.

I. Termination of Employment

    - In the event of the resignation or discharge of a participant during the Plan year, participation in the Plan generally will be suspended and no award will be earned for that Plan year.

    - In the event of disability, death, or retirement of the participant during the Plan year (as defined under the Company's policies), the participant or his or her beneficiary shall be paid a pro rata amount based on time employed during the period or an amount as determined by the Committee in its sole discretion.